UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 24, 2022

Enzo Biochem, Inc.

(Exact Name of Registrant as Specified in Its Charter)

New York

(State or Other Jurisdiction of Incorporation)

001-09974	13-2866202
(Commission File Number)	(IRS Employer Identification No.)

527 Madison Avenue
New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 583-0100

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $.01 par value	ENZ	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-1 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 28, 2022, Enzo Biochem, Inc. (the “Company”) announced executive management changes including Kara Cannon, current Chief Commercialization Officer, transitioning to Chief Operating Officer and David Bench, current Chief Financial Officer, assuming the additional roles of Senior Vice President, Treasurer, and Corporate Secretary, effective immediately.

Kara Cannon, age 53 joined Enzo Biochem in 2011 and has been responsible for strategic and tactical marketing, sales, manufacturing and general management of the operations. She previously held executive positions at Pall Corporation, where she focused on commercial operations within the areas of diagnostics, biotechnology and biosciences. She has also held marketing and technical positions at Dynal Biotech (now ThermoFisher Scientific). She has had extensive experience in the marketing and selling of innovative platforms for the diagnostics markets as well as the development and execution of strategic plans for the growth and sustainability of diagnostic-related businesses. Ms. Cannon holds a BA from Franklin and Marshall College. Ms. Cannon does not have any family relationship with any director or executive officer of the Company and is not party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

A copy of the press release announcing Ms. Cannon’s and Mr. Bench’s appointments is attached as Exhibit 99.1.

On March 24, 2022, the Company entered into (i) an employment agreement with Ms. Cannon (the “COO Employment Agreement”) (ii) an employment agreement with Mr. Bench (the “CFO Employment Agreement”) and (iii) an amendment to the employment agreement between the Company and Hamid Erfanian (the “CEO Amendment,” and together with the COO Employment Agreement and CFO Employment Agreements, the “Employment Agreements”).

Pursuant to the terms of their respective Employment Agreements, Ms. Cannon received a sign-on bonus of $40,000 and Mr. Bench received a sign-on bonus of $55,000, less applicable deductions and withholding. They each received a sign-on equity grant of options to purchase 87,500 shares of the Company’s common stock at the fair market value as determined by the Board as of the date of grant, subject to the terms and conditions of the Company’s 2011 Amended and Restated Incentive Plan. Their options will vest in equal one-third annual increments, with the first vesting on the first anniversary of the grant date provided they remain employed in good standing on any such vesting date.

Under their respective Employment Agreements, Ms. Cannon’s annual base salary is $280,000 and Mr. Bench’s annual base salary is $300,000, less applicable payroll deductions and tax withholdings. In addition, each of them is eligible to receive (i) an annual discretionary bonus, (ii) an annual equity grant, as determined by the Board in its sole discretion and (iii) a transaction bonus in the event that Company undergoes a change of control. Ms. Cannon and Mr. Bench are also eligible to receive reimbursement for reasonable business expenses and to participate in customary employment benefits.

The Board also approved the CEO Amendment, which made conforming amendments to the employment agreement between the Company and Hamid Erfanian.

The foregoing descriptions of the Employment Agreements are not complete and are qualified in their entirety by reference to full text of the CFO Employment Agreement, the COO Employment Agreement and the CEO Amendment, copies of which are attached hereto as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3 and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Employment Agreement between Enzo Biochem, Inc. and David Bench, effective as of March 24, 2022
10.2	Employment Agreement between Enzo Biochem, Inc. and Kara Cannon, effective as of March 24, 2022
10.3	First Amended and Restated Employment Agreement between Enzo Biochem, Inc. and Hamid Erfanian, effective as of March 24, 2022
99.1	Press release issued by Enzo Biochem, Inc., dated March 28, 2021, announcing the transition of Kara Cannon to Chief Operating Officer and David Bench assuming the additional roles of Senior Vice President, Treasurer, and Corporate Secretary
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENZO BIOCHEM, INC.

Date: March 29, 2022	By:	/s/ David Bench
David Bench
Chief Financial Officer

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